Exhibit 99.1

[USI Logo]                                                 For Immediate Release

                                           Contact: Harvey Grossblatt, President
                                            Universal Security Instruments, Inc.
                                                          410-363-3000, Ext. 224
                                                                              or
                                                          Don Hunt, Jeff Lambert
                                             Lambert, Edwards & Associates, Inc.
                                                                    616-233-0500

    Universal Security Instruments Reports Record Earnings for Second Quarter
                    Sales Increase 8%; Net Earnings Rise 11%

OWINGS MILLS, MD, November 14, 2005: Universal Security Instruments, Inc. (AMEX:
UUU) today announced its highest quarterly earnings in the company's 36-year history for its fiscal second quarter ended September 30, 2005.

The Company reported its net sales rose 8% to $7,119,100 in the second quarter of fiscal 2006, compared to net sales of $6,622,221 for the same period last year. Net earnings were $1,162,695, or $0.69 per basic share ($0.64 per diluted share) compared to $1,043,836, or $0.66 per basic share ($0.59 per diluted share) for the comparable period last year. Included in the results was a net tax benefit of $100,000 for the Company's quarter ended September 30, 2005.

For the six months ended September 30, 2005, sales rose 22% to $14,042,910 versus $11,497,003 for the same period last year. The Company reported net earnings of $2,052,465, or $1.23 per basic share ($1.13 per diluted share) compared to net earnings of $1,777,615, or $1.13 per basic share ($1.01 per diluted share) last year. Included in the results for the six months ended September 30, 2005 was a net tax benefit of $187,428.

"We continue to grow our top and bottom lines by gaining market share for our core smoke and carbon monoxide alarm products while improving our domestic operational results. Overall, we continue to execute our strategy to build market share in a quality-focused manner and I believe we are well-positioned heading into the second half of our fiscal year," said Harvey Grossblatt, chief executive officer of Universal.

Universal's Hong Kong manufacturing joint venture will begin production in its new state-of-the-art 250,000-square-foot manufacturing facility in the Fujian province of Southern China this month in response to anticipated growth.

"Our Hong Kong operation continued to perform well, though their contribution for the period was reduced by capacity and labor constraints and we are confident their added manufacturing space will help drive future sales and earnings," Grossblatt said.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 36-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

                                    * more *

            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com

Universal/Page 2

                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                                            (UNAUDITED)
                                                                                        Three Months Ended
                                                                                           September 30,
                                                                                   ---------------------------
                                                                                        2005           2004
                                                                                   ------------   ------------
Sales                                                                              $  7,119,100   $  6,622,221
Net income*                                                                           1,162,695      1,043,836
Income per share
  Basic                                                                                    0.69           0.66
  Diluted                                                                                  0.64           0.59
Weighted average number of common shares outstanding
  Basic                                                                               1,673,498      1,580,149
  Diluted                                                                             1,824,937      1,757,998

                                                                                            (UNAUDITED)
                                                                                         Six Months Ended
                                                                                           September 30,
                                                                                   ---------------------------
                                                                                       2005           2004
                                                                                   ------------   ------------
Sales                                                                              $ 14,042,910   $ 11,497,003
Net income*                                                                           2,052,465      1,777,615
Income per share
  Basic                                                                            $       1.23   $       1.13
  Diluted                                                                          $       1.13   $       1.01
Weighted average number of common shares outstanding
  Basic                                                                               1,663,318      1,572,558
  Diluted                                                                             1,817,759      1,761,141


Net tax benefit of $100,000 was recorded for the quarter ended September 30, 2005 and $187,428 for the six months ended September 30, 2005, respectively. This tax benefit is due to a reduction in the valuation allowance previously established associated with our deferred tax assets. Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred for the quarter and six months ended September 30, 2005.

                           CONSOLIDATED BALANCE SHEET

                                         ASSETS                                           September 30,
                                                                                   ---------------------------
                                                                                       2005           2004
                                                                                   ------------   ------------
Cash                                                                               $    131,833   $     80,602
Accounts receivable and amount due from factor                                        5,996,411      4,595,203
Inventory                                                                             3,963,827      2,928,642
Prepaid expenses                                                                        286,798        313,528
                                                                                   ------------   ------------
TOTAL CURRENT ASSETS                                                                 10,378,869      7,917,975

INVESTMENT IN HONG KONG JOINT VENTURE                                                 6,869,364      5,544,627

PROPERTY AND EQUIPMENT - NET                                                             71,882         82,969
OTHER ASSETS AND DEFERRED TAX ASSET                                                     567,266         72,385
                                                                                   ------------   ------------
TOTAL ASSETS                                                                       $ 17,887,381   $ 13,617,956
                                                                                   ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                              $  1,819,248   $  1,860,574
Accrued liabilities                                                                   1,071,683        722,903
Current obligations under capital lease                                                      --          2,750
                                                                                   ------------   ------------
TOTAL CURRENT LIABILITIES                                                             2,890,931      2,586,227
                                                                                   ------------   ------------
LONG TERM DEBT
SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding  1,673,498 and 1,580,729  shares at September 30, 2005 and
  September 30, 2004, respectively                                                       16,735         15,809
Additional paid-in capital                                                           11,515,556     11,244,465
Retained earnings (accumulated deficit)                                               3,464,159       (228,545)
                                                                                   ------------   ------------
TOTAL SHAREHOLDERS' EQUITY                                                           14,996,450     11,031,729
                                                                                   ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $ 17,887,381   $ 13,617,956
                                                                                   ============   ============

All shares have been adjusted to reflect the 4-for-3 stock split payable on April 5, 2004.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Although UNIVERSAL SECURITY INSTRUMENTS, INC. believes that the expectations reflected in such forward-looking statements are reasonable; the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projections.